Exhibit 99.2

Operator: Good afternoon my name is Brian, and I will be your conference facilitator today. At this time I would like to welcome everyone to the Rent-Way Fourth Quarter and Fiscal Year End Earnings Conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number one on your telephone keypad. If you would like to withdraw your question press star then the number two on your telephone keypad. Thank you, at this time I would now like to turn the call over to a representative from Rent-Way.

Chad: Thank you. Prior to commencing these discussions we would like to advise you that in the course of this conference call we may make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements containing the words “projects”, “anticipates”, “believes”, “expects”, “intends”, “will”, “may”, and similar words and expressions and we call your attention to the fact that each such statement is subject to uncertainties, risks and other factors that could cause actual results to differ materially from the results expressed in or implied by such statements. These uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward- looking statements in this news release include: (1) the company’s ability to control its operating expenses and to realize operating efficiencies, (2) the company’s ability to develop, implement and maintain adequate and reliable internal accounting systems and controls, (3) the company’s ability to retain existing senior management and to attract additional management employees, (4) general economic and business conditions, including demand for the company’s products and services, (5) general conditions relating to the rental-purchase industry, including the impact of state and federal laws regulating or otherwise affecting the rental-purchase transaction, (6) competition in the rental-purchase industry, including competition with traditional retailers, (7) the company’s ability to service it’s high level of outstanding debt, (8) the company’s ability to offer new products and services and to enter into and maintain good relationships with the vendors of its rental merchandise, and (9) the company’s ability to open new stores and cause those new stores to operate profitably. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s filings with the SEC. I will now hand the call over to Bill Morgenstern. Bill

Bill: Thanks Chad. And good afternoon everybody, thank you for joining us for the Rent-Way Fiscal 2003 Year End and Fourth Quarter Earnings call. Our team is happy to report to you that 2004 is off to a great start. The momentum we created in the last two quarters of 2003 is carried over to the beginning of this year and the energy, excitement and activity around here and out in the field is contagious. In a few minutes I am going to introduce Bill Short, our Senior Vice President of Operations to talk to you about operational efforts and outcomes for fiscal ‘03 as well as some expectations for 2004. Beginning today we’re going to establish a new format of providing you with more information about our business trends and metrics, including information about the number of rental arrangements in our stores and the rental revenue activity related to those agreements. Why are we going to do this? It’s simple. The number of active rental agreements in our stores at the end of the quarter and in the average rental rate we are charging for agreements are the leading indicators of how much revenue our business will generate in the next quarter. It also demonstrates how well we are performing in our quest to capture market share and build our portfolio of rental contracts. The number of deliveries and pick-ups we make combined with how many customers exercise their option to purchase the merchandise they are renting also tells a lot about what’s actually happening in our stores. We will also provide you with some historical reference and meaningful guidance related to our expectations of these metrics in the upcoming quarters.

        In short you will have information you need to more accurately forecast our revenues and an additional method to compare us to our competition. We move into 2004 not only with strong momentum but also in an untethered fashion with the resources we need to pursue and capture the goals we’ve set. I stated on our last conference call that we’re now free to do what we have to do to grow our top line 7% to 10% over the next 12 to 18 months. Adequately staffing, stocking, and marketing our stores will drive this top line where we want it to go. Generating the 12 +% operating margins this business is capable of demands that we stay focused on the top line and prudent in managing our expenses. We intend to operate our business profitably in 2004 but we will not waiver from our commitment to invest what we need to invest in our business to reach the much higher sustainable profit levels our shareholders deserve. When you hear the operational improvements year-over-year from Bill you will see that we are well on our way to reaching the goals we’ve set. Steven Covey talks about the law of the farm in his book, First Things First. The primary concepts embroided into this so called law is simple, in farming you have to do the right things at the right time if you want to reap the benefits of a full and abundant crop. You can’t wait until late summer to plow up the ground, throw in some seed and fertilizer and realistically expect any kind of harvest. So it is with business or just about anything else in life. Our company is done the right things for the right reasons at the right time over the past couple of years. We are nearing the end of the prepare and repair phase of our strategic plan and entering the growth and profitability phase. We made the changes we needed to make to enhance our chances of delivering the results you as shareholders deserve. Our enhanced marketing efforts have begun to bear fruit. As I said on prior calls, in 2003 for the first time in our company’s history, we operate in every store under one brand name and that name was Rent-Way. One of our primary objectives, one of the primary objectives of our advertising last year was to separate the Rent-Way name in the sea of sameness of Rent-to-Own dealers and differentiate our brand. Recent independent surveys conducted by the company indicate that the We are Family ad campaign are the most recognized RTO ads in the markets we operate stores. The results of the We are Family ads coupled with the superior execution in the field prove we are beginning to achieve the objectives that we set.

        In 2004 we’ll continue to let our customers know who we are, why we are different, and show them that difference when they reach our stores. Looking forward we expect without dPi, our revenues to be in the $460 to $470 million range with operating margins in the 9% and 10% range in 2004. Bill McDonnell will drill down a little bit deeper in these estimates and give you quarterly guidance in just a few minutes. Speaking of dPi, as you know we launched this business in early 2000. The business saw fairly steady growth initially and most recently as fallen off a little. The past six months have been a little tough for dPi because some of the large Ilecs have begun offering local phone service at very competitive rates. In response we’ve taken the steps necessary that will allow us to acquire local phone lines at a lower costs and begin to charge for various call features and services that here before we have not. Most importantly we will once again be able to offer competitively priced profitable products sometime in December. Basically we needed to make some changes in our licensing arrangements and enhance our IT systems to support the products and services at the prices we’ll be offering. We are optimistic that once we roll the new pricing scheme out we’ll stabilize this business and once again begin to grow. dPi basically broke even last year, and we think for now it’s best to forecast the same for next year. As for revenues we’re forecasting $35 to $45 million range for fiscal ‘04. On the upside for dPi we’re very pleased to announce that we’re now offering dPi Teleconnect local phone service in almost 2000 Rent-A-Center stores across the country. This current quarter you should expect to see a loss of a few hundred thousand dollars in dPi as we finalize our IT changes and ramp up our staffing and marketing efforts to manage the demand this new large agent will place upon us. It’s impossible however, for me to forecast at this time what kind of business the direct stores will generate. The best months of prepaid local phone service have traditionally been the months of February and March. Once we get a better handle on how the new pricing is working and how much activity we’re experiencing from the new agent we’ll update the forecast for you.

        Earlier this summer we said you should expect comps to be flat to slightly negative, and that we will lose about $2 to $3 million for the quarter. Needless to say our comps were better than we anticipated coming in at about 2.5% and our bottom line was closer to break even than we had hoped. In a few minutes Bill McDonnell will review the entire financial report for you but for now I’d like to introduce Bill Short, our Senior Vice President of Operations to talk about our store level performance for last year and the last quarter of last year. Bill.

Bill: Thanks Bill. I’m extremely pleased to provide some extraordinary results produced by our operations team during the last quarter and fiscal year. When I accepted this position last year I said that our operating plan would be disciplined and revolve around the objectives of maximizing shareholder value and growing our business over the next several years. In fiscal 2003 we began to implement key initiatives that supported these objectives and the results speak to their effectiveness. I’m going to be providing you results and expectations for a specific metric we use to identify how our business is performing. The area that I’ll cover will include agreements on rent, customer account, potential weekly rental revenue, and a collection of measurements called performance percentage. Now let me start by defining each of these metrics. Agreements on rent, or AOR, is simply the total number of rental agreements active at any one time, and customer count is the number of customers that are currently renting from us. The AOR, as Bill mentioned earlier, increases or decreases based on how many deliveries and returns we have and by how many exercise their option to purchase the items they are renting. When I talk about potential weekly rental revenue, I am describing the amount of rental revenue our portfolio of rental contracts has the potential to generate. It’s simply the sum of all rental payments due each week.

        A minute ago I mentioned performance percentage. Performance percentage is nothing more than the actual amount of rental revenue we collect each week versus our potential weekly revenue. Now typically we collect 87% to 89% of the total potential weekly rental revenue. Sometimes it’s a little higher, sometimes a little lower but for forecasting purposes 87% to 895 is a good number to use, and bear in mind this is rental revenue only and doesn’t include store sales or other miscellaneous fees we collect at the stores. The expectations we have vary by quarter for each of these metrics. These expectations are based upon our historical data as well as industry experience. In the December quarter we typically see our strongest growth and agreements on rent, customer accounts, and therefore potential weekly rental revenue. This is driven by an increase in deliveries and customer buying behaviors shared by the retail world. In the March quarter we usually experience flat to slightly negative results in those same areas with typically fewer deliveries than the December quarter coupled with a significant increase in the number of customers who exercise their option of paying off the rental agreement with tax refund checks. Our June quarter will usually yield flat to slightly positive results in the agreement to customer of potential revenue category followed by the September period in which we see a decrease in deliveries from June resulting in a drop off in agreements, customers, and potential weekly revenue.

        The September quarter also tends to be our lowest revenue quarter of the fiscal year. Now I realize I just gave you a lot of information in a Reader’s Digest kind of format, however it is information that is meant to clarify how we look at and evaluate our business not to confuse anyone, in fact, I’d encourage anyone who may have specific questions concerning some of the details to simply visit the investor relations section of our company website where the script will be posted with the conference call information, or simply give me a call and I’ll be glad to walk you through any one of them. With that explanation I’ll now report on our September results, first speaking to our quarter-over-quarter results, and then our year-over-year results.

        Comparing fiscal 2002 to fiscal 2003. Last September, last year in the September quarter we lost 29,000 agreements versus this current quarter in which we lost only 553 agreements, or less than one agreement per store. On the customers count last year we lost over 12,000 customers in the quarter versus this year in which we grew by almost 900 customers. In a potential weekly rental revenue category last year during the September quarter we lost $666,000 versus this year losing only $136,000. When we ended the quarter with potential weekly rental revenue of right around $8 million, agreements on rent of approximately $394,000, and our customers total 235,000. This quarter’s performance was driven in part by our continued strategy of investing in people and marketing. In our last conference call we said that we would increase our advertising spending during the quarter in order to help maintain momentum and continuity, and as the results show this strategy continues to pay off. The sharp change in agreement activity this fourth quarter compared to last years fourth quarter is largely a result of a significant increase in deliveries. We were up more than 17,000 this past quarter over the same period one-year ago. While our returns were down by about $14,000 and payouts as percentage of agreements on rent were basically flat. Again our strategy to gain back the market share we lost is beginning to take hold.

        By gaining agreements and increasing potential weekly rental revenue does no good if you don’t collect the rent due; there is good news here as well. Our performance percentage in the quarter improved by 1.9% from 87.2% to 89.1% over the same period one year ago. We conduct several external market studies each year to track trends in our business as they relate us to how we are performing in our customer’s eyes. The largest drivers of satisfaction in our business, based on what our customers have told us in independent research studies, are dealing with a name they can trust, treats me with respect and friendly people delivering on promises made. The number of customers responding extremely satisfied when measuring these critical drivers increased from 20% to 29% last year, and by the way our independent research study showed that our percentage of extremely satisfied customers is higher than our two largest competitors. The number also tells us our team has not only executing the basics of our business better they are making great strides in becoming the rent to own company of choice by consumers.

        Now speaking to our year-over-year performance in the same key areas that I mentioned ago. In fiscal 2002 we lost 26,300 rental agreements compared to fiscal 2003 in which we posted a gain of 19,300 agreements. Customers were down 14,300 in fiscal 2002 compared to a growth of 9,150 in fiscal 2003. Potential weekly rental revenue, which was down $32,000 last year, improved to a positive gain of $261,000 in fiscal 2003. We also showed significant improvement in our collections performance as we improved 3.1% from 86.7% last year to 89.8% this year. Our operations team remain focused in executing the basics of our business and the core elements of our strategic plans, and I’m going to be providing updates in our key metrics as we move through the coming quarters. I’ll now turn the call over to Bill McDonnell, our Chief Financial Officer, who will report on our financial performance for the fourth quarter and fiscal 2003.

Bill: Thank you Bill and good afternoon. I’d like to begin by reviewing highlights from the fourth quarter’s income statement and balance sheet and then discuss the results for the full year. Reviewing our income statement for the September quarter consolidated revenues increased $1.1 million to $118.9 million compared to consolidated revenues of $17.8 million for the prior years quarter. Same store comp revenues were up 2.5% for the quarter a year ago. The strong growth and agreements that Bill Short discussed, is now starting to pay off with positive same store comps. We expect to see this trend to continue through 2004. dPi Teleconnect revenue decreased to $7.1 million in the September 2003 quarter from year earlier revenue of $8.5 million. Costs of prepaid phone service, as a percentage of dPi revenue was 64.3% versus 64.8% a year ago. For the quarter dPi had an operating loss of $217,000 versus a loss of $232,000 last year. Depreciation expense related to rental merchandise decreased to 275 of rental and other revenues from 27.2% last year. This decrease is due in large part to the steps we’ve taken over the last three years to increase gross profit margins on rental contracts. Depreciation expense related to property and equipment decreased to 3.1% as a percentage of total revenue from 5.1% to the same period last year. Salary and wages as percentage of revenue increased to 27% from 25.8% last year. The increase in salaries is a direct results of the employee upgrade program we initiated in the first quarter of 2003 to ensure that Rent-Way continues to attract and maintain the best that the rent to own industry talent poll has to offer.

        Advertising expense decreased to $5.3 million from $6.1 million during the same quarter last year. Some of last years $6.1 million expense includes the advertising dollars associated to 295 stores we sold to Rent-A-Center. While our growth advertising dollars are down we’ve implemented a more balanced and efficient media strategy. Our market research tells us that we are achieving similar gross rating points in advertising with our competition in the markets where we compete. Occupancy expense and other operating expenses decreased to $33 million with $33.8 million last year. In the other operating expense line there is a $1.8 million one time deferred credit relating to a historical difference between our book to physical rental merchandise balance. We identify this credit balance in our fiscal 2000 audit and because the credit balance has stayed constant over the last three years we’ve taken the $1.8 million deferred credit to other operating expenses. Our consolidated operating income was $9.3 million or 7.85 of revenues compared with $5.8 million or 4.9% of revenues for the same fiscal period last year. EBITDA, which for us is operating income plus depreciation of PPE and amortization of intangibles for the quarter was $13.8 million versus $12.2 million last year.

        I’m going to address the non-operating sections of our income statement for the quarter and the year together. After I review the highlights of the operating portion of our year-end income statement. As a broad overview for the year, consolidated revenues were $491.3 million or $2.1 million less than last year’s $493.4 million. Rent-Way store revenues of $456 million were essentially flat compared with last year’s $455.6 million. Same store revenues were up .8% for the year. On all flat year-over-year revenue the company generated $36.5 million in the operating income compared to $23.4 million last year. EBTIDA for 2003 was $57.6 million compared to $50.3 million last year. Rental merchandise depreciation expense decreased $11.1 million year-over-year. For the year, depreciation on rental merchandise decreased at 26.8% of rental and other revenues from 29.3% in 2002. This decline illustrates the significant progress we’ve made in improving our growth margins in the stores. Salary and wages increased to $130.7 million or 26.65 of revenues. Last year we spent $121.2 million or 24.6% of revenues. Our salaries and wages are up $9.5 million year-over-year as we work to ensure that our customers receive the best service in the rent to own industry. Consolidated advertising expenses for the year are $22.3 million or 4.5% of revenue decreased by $4.8 million versus the 2002 levels of $27.1 million or 5.5% of revenue. Again the 2002 dollars include some expenses associated with the 295 stores sold to Rent-A-Center.

        Although gross advertising dollars were down $4.8 million year-over-year we are using those dollars much more affectively. As Bill discussed earlier agreement growth was up significantly for the year. dPi Teleconnect revenue was $35.3 million for the year a decrease of 6.4% versus the year earlier revenue of $37.7 million. Cost of prepaid phone service was 61.8% of dPi revenue compared to 62.8% in the prior year. Overall, dPi experienced an operating loss of $179,000 in the year versus a $248,000 operating gain in the prior year period. Now moving on to the non-operating part of the income statement. Interest expense declined to $8.2 million in the quarter from $9.7 million in the prior year period. For the year, interest expense decreased to $36.2 million from $44.4 million in 2002. A decrease in interest expense is due to lower debt levels and the refinancing of the company’s debt that was completed in early June. In the September quarter we funded $10 million into an escrow account as the company’s portion of the settlement of the class action lawsuit. We ended the quarter with $13 million outstanding under our $60 million revolving credit facility; this is down from $33 million at the end of June. With our new long-term capital structure in place we now have the resources to fully implement our strategic plan. Our leverage ratio for our bank covenants at the end of the quarter was 3.9 times.

        Other income and expense was at $675,000 expense in the fourth quarter and a $4 million gain for the year. There are two primary components that make up this line and they are both non-cash and SFAS 133 or derivative issues. The first is the changing value on our interest rate swap portfolio. Changes in interest rates and the expiration of time affect the value of the swap portfolio and the change in the value is recognized as a gain or a charge each quarter. For the quarter we recognize the non-cash gain of $952,000 and a non-cash gain of $4.6 million for the year.

        The second component of this line is based on the changing value of embedded derivative in our convertible redeemable preferred stock. Because the preferred stock holders have an option to be redeemed at a premium there is a change in ownership at Rent-Way. The accounting rules require us to account for the convertibility of the preferred stock as a derivative. The changes in the stock price in the expiration of time affect the value of the convertible options. Essentially as Rent-Way share price goes up the value of the derivative goes up and we are required to take that change of value to our income statement. For the quarter this was the $1.7 million non-cash charge and $1.9 million non-cash charge for the year. Realistically it is not possible for us to forecast these changes going forward. We recorded an income tax expense of $850,00 for the quarter and $4 million for the year due to inability to look to the reversal of the differed tax liability associated with tax-deductible good will to offset a portion of our deferred tax assets following these options of SFAS 142. We currently have $207.7 million of NOL’s and in 2004 we anticipate that as we begin to show profitability we will begin to utilize the NOL to offset income tax expense.

        For the quarter we reported a net loss of $582,000 versus the net loss of $7.9 million for the year ago quarter. With the dividend payment and accretion on the preferred stock we reported a net loss available to common stock holders to $971,000 or $.04 per share compared with the net loss of $7.9 million or $.31 per share in the fourth quarter of 2002. For the year we reported a net loss of $29.4 million versus the net loss of $776.5 million a year ago. With the dividend payment and the accretion on the preferred stock we reported a net loss available to common stock holders of $29.9 million or $1.16 per share compared with the net loss of $76.5 or $3.06 per share for 2002.

        Looking ahead to 2004 I’d like to give some ranges for the quarters based on the $460 to $70 million Rent-Way revenue and $39 to $4 million operating income guidance that Bill gave earlier. For the first quarter, we are forecasting Rent-Way revenues between $113 and $114 million and operating income between $6.5 and $7.5 million. For the second quarter we are forecasting Rent-Way revenues between $119 and $122 million, and operating income between $11.3 and $12.8 million. For the third quarter we’re forecasting Rent-Way revenues between $115 and $118 million, and operating income between $10.9 and $12.3 million. For the fourth quarter we’re forecasting Rent-Way revenues between $114 and $116 million, and operating income between $10.2 and $11 million. We believe that interest expense will be in the range of 30 to $32 million for the year. At this point we can’t really give affect EPS guidance because we can’t forecast the effect the changes in interest rate that our share price will have on the derivative values in our interest rate swap portfolio at preferred stock. As I mentioned earlier the changes in the value of our swap portfolio and preferred stock go directly to our income statement, also we have $207 million of NOL’s and we can’t accurately now when and how much we’ll be able to take against future tax expense. At this point we’d like to open up the call for questions.

Operator: At this time I would like to remind everyone that in order to ask a question please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Dennis Van Zelfden of SunTrust.

Dennis: Good afternoon everyone.

Bill: Hi Dennis.

Dennis: I guess the first couple of questions I have are for Bill McDonnell. Bill the $1.8 million that is in other income that is in non-recurring did that help it or hurt it? Bill: That helped it. That was a credit. That reduced that expense, the other operating expense line by $1.8 million. Dennis: Okay, so it's really running more like $26 million going forward or so? Bill: yeah, if you adjust it by that that's what you get. Dennis: Okay, so there wasn't really anything else in there. Bill: For the quarter? Nothing significant, no.

Dennis: Okay, with respect to 2004 from a reporting standpoint will you, and you have pretax income, will you show taxes on that even though you won’t pay them?

Bill: Essentially, the issue I think there is getting to Dennis, is that when we start showing pre-tax income we’ll work that out with our auditors in terms of when we are able to start taking the NOL’s and that will be a credit to that expense.

Dennis: No I know that but from a reporting purpose, by coming across the tape and your--will you show a tax expense?

Bill: yes.

Dennis: Okay. And can you update us on your debt now, or, you know, over the last couple of days or so?

Bill: I don’t have today’s actual number right in front of me because we said we were about $13 million on the revolver at September 30th, that number is probably held pretty constant- it might be up a couple of dollars at this stage in the quarter. As you know this is when we start doing our most significant buying and that number will continue to increase through the quarter.

Dennis: Okay, so it really hasn't started increasing enough yet?

Bill: No, I mean we started purchasing for the quarter certainly, but it hasn’t started, that number, you know, we start our purchases in late September and that product hits the store in September and then the payables come due 30 days and we continue through the quarter.

Bill: yeah, payables are 30 to 45 days. As you can see Capex at the end of September is up over the June period and that’s because we loaded the stores up with merchandise to get ready for the October promotions and so forth but that will start to increase pretty steadily here through middle of January.

Dennis: Okay, Bill Morgenstern did you say that you had already started your advertising campaign in the September quarter?

Bill: Yes we did.

Dennis: Okay I would assume it's going to continue and probably get a little bit more in the first quarter here?

Bill: Yes we’ll accelerate you’ll see a little bit more that’s why the operating margin percentages we’re forecasting to tick down a little bit in the December quarter, because this is the time when the ducks are flying Dennis, and we’ll be marketing very, very heavily.

Dennis: Right, and the increased labor that you might have in your store that’s already in there, that would be reflected in the dollars in the September quarter?

Bill: yeah, I think we pretty much have peaked as far as the changes we’ve made in the stores for adding staffing you know, Bill Short you might want to speak to that, but we’ve you know, no longer are closed on Wednesdays and you’ve got staffing, full staffing in the stores.

Bill: That’s correct, Bill. Dennis we’ve ramped up from a personal perspective. We’ve got the right headcount in the stores that we targeted a year ago and the dollars are where they are going to be as we go forward, and now it’s just a matter of leveraging those dollars.

Dennis: Okay. And then lastly on dPi, what sort of operating margin should the business have at approximately this $35 to $45 million rate?

Bill: I’d say if they really believe that that business will get back to where it was, and it was getting pu into that high single digit 8%, 9% range we’ll see it get back to that. This competitive issue we’ve had to deal with with MCI and some of neighborhood calling plans candidly until we changed our licensing to what’s called UDP, it’s unbundled network element protocol, I won’t get into all the technicalities but at the end of the day it allows us to buy our local telephone lines at a reduced cost for when we are currently buying lines and in addition to that it allows us to charge for and identify different costs and different markets. Every single market that dPi does business in has different tax structures, window tax structure, change, we’ll now be able to capture those changes across and pass them on to customers. Same thing with 911 charges and other – they may sound like small dollars and dimes but basically it takes us out of the market from a competitive pricing. Those changes have been done. We’re now licensed with EDP in all of the major markets we have a presence in. we’ve changed our EDP systems, again we’re expecting first of December, middle of December to really be able to get back out there and start aggressively promoting the business again in a profit able way, and you know Dennis like I said in my prepared remarks we’re real excited about the you know, the new big agent with Rent-A-Center having a couple thousand stores on this, we really aren’t going to forecast any change though but a break even to that 35 to 45 million range in sales until we know what kind of an impact they’ll have once we start to market it and really start to work it in the next couple of quarters.

Dennis: Did, will the business generated from Rent-A-Center be below normal margins? Did they cut a great deal with you or something like that?

Bill: No absolutely not. It’s the same deal they basically are just taking dPi Teleconnect payments at their stores. They get a percentage of that just like every other agent that we’ve got.

Dennis: Is this, is this a test with them or is this a, to your knowledge, or is this a done deal type of a thing?

Bill: Well they are doing it in the stores that they have right now, and you know I suppose if it generates cash for their stores we think it will be a good thing for Rent-A-Center and a good thing for us.

Dennis: Okay, so from a long-term stand point you are still fully committed to even having dPi?

Bill: Well for now, yeah, I think if the business generates nice commissions for us because we offer the product at our stores and Rent-Way still is the largest producing agent in that operation so we have cash coming in from that end but for now it’s the, you know, we’ll look at the strategic alternatives if you will for dPi based upon its performance in the future but for right now you know, it’s, we’re going to keep it and keep offering local phone service in our stores.

Dennis: Okay. Thanks.

Operator: Again ladies and gentlemen if you would like to ask a question simply press star then the number one on your telephone keypad. Your next question comes form the line of Michael Gallo of CL King.

Michael: Hi good afternoon. Just had a couple of questions, first I just wanted to ask you about new products in terms of, I mean I understand that you are going to be rolling out X-Box if you haven’t started already, and I understand that Sears has come back on as a supplier, I was wondering if you can comment on that, and discuss at all any kind of impact that you’ve seen from that so far?

Bill: Michael, Bill Short here. We’ve got the HD product, HD large screens in the stores. They hit the stores like the last couple of weeks in September and those are doing quite well for us. Got the DVD recorders that will be coming out a little bit later this fall. Like you said Sears Kenmore is back up in the line up, and you know, those products are doing quite well for us.

Bill: As for the X-Box too, we have some really, I think some spectacular looking moderately compact home entertainment centers to package together, the DVD the surround sound, the television and the X-Box all in one package with a custom made rack from – who is it Welton?

Bill: Welton.

Bill: And it's a something you will see hitting the stores to this fall.

Michael: Great. On the HDTV I guess this is a question for Bill, are you seeing those coming in at a higher average weekly rates, weekly rental rates?

Bill: We’ve got a promotional price similar to what we do with analog a year ago but again those are promotional rates and we’ll get back to a little bit higher rate on those when the promotions are over.

Michael: Great, I guess the next question I have is for Bill McDonnell. The tax rate in the quarter seemed abnormally high, I mean, it looks to me like you were profitable at the pre-tax line and book high tax expense, does that just have to do with again changes in the swap portfolio, etc, and the second part of that question is coming back to Dennis’s question, when we look at next year reported tax rate, and for modeling purposes, I understand you won’t be paying cash taxes but what’s the best tax rate for us to use for next year?

Bill: well I think that’s the challenge Mike and that’s why we’re you know, we’re giving guidance just a little bit behind interest expense. Again when we look at the NOL’s and we start generating positive pre-tax income we need to work that out with the auditors in how that NOL is relieved so be able to look here and say you know, it will be this tax rate or that, you know, we’re not going to be a cash tax payer for along period of time. I think that’s the most important aspect to keep in mind.

Michael: Okay, great. The final question that I had is just regarding collections seem to be continue to improve significantly from the year ago period, I was wondering going forward basis whether in your guidance you expect those to remain up in the 87, 88, 89 percent range, kind of wondering what’s embedded into your 2004 guidance?

Bill: Yeah, as I said earlier Mike that 87%, 89% those are the rates you should use for forecasting purposes we certainly intend to run from those kind of performance.

Michael: Okay. Thanks a lot.

Operator: your next question comes from the line from Jennifer Zlimmen of Thriven Financial. Jennifer: HI guys just one quick question. I was wondering if you could give us any color on what you are looking for on the cap-x line in 2004?

Bill: 2004. When it comes to the stores and the corporate office its about in the neighborhood of $7.5 million. Our vehicles, our freight is also accounted for as cap-x and that’s going to be about $7.5 million also. All in right around $15 million.

Jennifer: Okay, great thanks.

Operator: Your next question comes from the line of John Evans of Cocher and Palmer.

John: Could you talk just a little bit about I guess with the revenue guidance you’ve given for the year what does that assume for comp?

Bill: The comp rates, you know, in the December and the March quarter that assumption is in that 1% to 3% moving into the second half of the year should go higher than 3%, maybe in the 3 to 5, we’ll work this as hard as we can to beat that but that’s what’s built into those numbers.

John: And I guess just with the guidance that you’ve given on the operating income if you are assuming a 3% to 5% comp I guess on the back half, why wouldn’t you get more operating leverage, or do you still need to invest heavily in the back half?

Bill: I think if you look at those margins, I think you are going to see some margin improvement but in the back half the other thing you need to keep in mind, and this is something Bill Short pointed out was in the September quarters typically your lowest revenue quarters so when you compare that you can have a nice comp in that quarter but the revenue still should be less then the March quarter and in terms of that leverage and that operating margin that’s why that margin comes down a little bit.

John: Got you. Okay. Thank you. Operator: Your next question is a follow up from the line of Dennis Van Zelfden of SunTrust.

Dennis: Yes by my calculations the depreciation as a percentage of rental revenue was about 27%, Bill McDonnell I’m not sure what you said earlier. The question is is there any room for that to come down?

Bill: No, that’s about right Dennis, the calculation I am using is just taking depreciation rental merchandise over the sum of rental in other revenue, and your numbers are about right. You know we’ve made tremendous progress in the last three years on that number and we think that there is some more room there, somewhere in the neighborhood of 100 to 150 basis points.

Dennis: And that would come from what better buying, higher turns?

Bill: You know let me answer that question because we put together a task force of folks to take a look at cost of sales, and I’ll tell you Dennis it comes down to execution. It comes to pricing better at the field level on pre-rented merchandise, making sure the pre-rented merchandise is better taken care of, that we’re getting the terms and the life out of our products that we can get. As far as pricing and product mix and so forth on new goods, I think we are pretty much there where we want to be. The mix is solid, it’s higher quality, better margin type merchandise but the pre-rented merchandise and it’s really an execution issue, it’s all in the hands of the operators out there. Bill did you want to add anything?

Bill: No making strides Dennis, and we’re going to see that margin improvements through out the year as we [UNINTELLIGIBLE] on some of these initiatives that the cost of merchandise task force we put together has come up with.

Bill: I mean the first 500 or 600 basis points in costs of sales since we began in March to try to make it better was low hanging fruit. Now it takes just real good solid – we’ve changed some of the reporting mechanisms, we’re looking at things closer, we’ve got regional managers looking at things much closer, divisional vice presidents and really focusing our behaviors that will get that last 150 to 200 basis points.

Dennis: Okay. What about charge off, how are they running; how did they run?

Bill: As a percentage of just at the store level, Dennis, for the quarter we ran 3.2% this year versus quarter year ago about 3.3% but for the year all end we’re about 2.8%, 2.9% at the store level which is certainly considerably better than the previous year.

Dennis: right. Okay thanks.

Operator: Your next question is also a follow up from the line of Michael Gallow of CL King.

Michael: Hi just a follow up question in terms of your guidance for next year. Do you see that you are going to open any new stores and if so how many, and if not when should we expect to see you ramping up new unit expansion again?

Bill: Okay, Mike those numbers do not demonstrate any new stores, those are just our existing portfolio stores and you know, we’re where we are at today. As far as guidance on new store opening we have begun looking for new locations. Our expectations I think should be that we are looking and will look in 2004 for locations in existing markets, places where we already have existing multi-unit management, we’re spending money in advertising and so forth, there’s a lot of markets we operate in that there are plenty of opportunities for penetration, deeper market penetration and better presence in the market places, and you know, there’s a half a dozen we’re looking at very, very seriously right now probably we’ll speak more to timing and specifics on new store locations in the next quarter,.

Michael: All right but in terms of – so it sounds like if you say you will have some new units opening next year maybe even weighted towards the back half?

Bill; Okay, everything — all the decisions that we make on moving forward with growing the company I think are going to hinge around what’s going to happen here in the next six to eight weeks. Right now we’ve come into this fourth quarter very, very strong. Our team worked very hard to deliver the best results you’ve ever seen over the summer, I think you can hear that in Bill’s numbers from the standpoint of you know from year-over-year losing 26,000 agreements versus gaining 19,000 agreements, performance percentage up significantly year-over-year, losses being maintained, we believe we have command and control of the business what we have to do is get through this growth season this year and then at that point in time when we take a look at what the operating candidates are of the stores based upon the portfolio or leases we have by Christmas we’ll then start to make some decisions about whether or not we think we are ready, and some of our areas, some of our divisions, and some of our regions to begin to open stores. I mean it’s obviously I’m real excited about and our team wants to do, but we’re going to grow very, very cautiously, we want to make sure we have command and control of the 752 stores that we operate today. I believe we do. I think we’ve demonstrated a couple of quarters in a row that we have, you know, we are putting up the numbers, we’re getting our market share back that we lost, we maintaining you know, the collection standards, the high gross margins on the merchandise that we are putting out on the rack, just over all performing but we want to see one more good solid quarter behind us before we start talking about expansion.

Michael: Okay, great. Thank you.

Operator: Your next question is another follow up from the line of Dennis Van Zelfden of SunTrust.

Dennis: Yeah, Bill just continuing on with some store questions here, if you are to add new units next year would it be new stores or acquisitions?

Bill: I will tell you right now, that you know, I’m going to take a high level answer to this, and again I am anxious to speak more towards this whole subject in it’s next quarter because I think once we do what I think we are going to do in December we are going to have the resources to move forward from a store opening perspective I think we should be prudent right now and look to expand in the markets we currently operate. There is a lot of leverage for us from a multi-unit perspective, there’s a lot of leverage for us in the corporate office, I mean, you know it wasn’t more than nine months ago we were operating 300 more stores with this corporate office facility, certainly we have cut back the staff but we have the resources, we have the EDP systems, we have the back of the house functions and so forth, we can leverage ourselves right now by just opening stores in existing markets. The marketing dollars and advertising dollars candidly that we waste because you know for instance in Boston we have stores surrounding Boston yet not one physical plant and facility inside the city of Boston, I mean it just tells you there’s plenty of opportunity for growth there. There are other markets, and I’d rather not get into the specifics, as for acquisitions, yeah you know we will look. We will begin to take a look at acquisitions and potential tuck ins here and there, you know, long-term get beyond getting this thing back to proper rules is what we need to promise and deliver on in 2004. This company’s 753, 752, 753 stores long way behind the number one player in the business with plenty of upside so we’re going to look at everything we can do over the next 18 to 24 months.

Dennis: Okay. With regard to your current store base, and I realize that there are always, you know, say the bottom 10% or something like that but how many of the stores would you consider now are, you know, that just may not make it, that are under performing and there may not be a away to get them up?

Bill: I’ll say this, probably, I’m going to answer that question, there is probably 50 stores that frustrate us to death, there’s probably 100 stores that we’re focusing our radar on, as far as stores that we would say, gosh if we could sell them or get rid of them or purge them out of the system—Bill what’s your guess on that? He’s saying six.

Bill: There's just not that many left, Dennis.

Dennis: Okay. I could do the math I just don’t have anything in front of me, what is the average revenue per store on your existing base now?

Bill: $50,000 what, 50 where's it at-- $48,400 is what it was for the September quarter. Roughly $50,000 right now is the run rate for those stores.

Dennis: Okay.

Bill: It was 50 what for the year?

Bill: [UNINTELLIGIBLE]

Bill: For the year it’s 50 to 51, for the quarter it was 48, but again the September quarter is a little unique in that you know it is a lower revenue quarter for a lot of reasons. We loose some agreements, instead of big screens people are renting air conditioners, there’s just a whole lot of things that you can’t really base a lot on that September quarter.

Dennis: Okay, last question, what’s the biggest impediment to increasing the revenue to your goals, say up to 7% to 10% or so? If you are not able to do that what will have happened do you think?

Bill: Dennis that’s going to just simply come down to people in the stores, and our talent upgrade initiative that we began a year ago we’re where we need to be today in terms of again the competency the quality of the people that are in the our stores, the number of people in the stores, we’re ready to deliver on the company promises that are out there.

Bill: We’ve done a very, I think a very diligent job at assessing our environments so that our decisions and our actions and our strategies are evidence based. You know, when you look at the market itself and you see that in market share for the markets you currently do business in, and this is based on outside surveys and phone surveys, and studies done by people that we hire Dennis. In the markets we do business in today we have about a 23% market share. Rent-A-Center has about a 29% market share, but you know six-percentage point gap. The good news, and I think the most exciting news is the others exclusive of Aaron’s, is another 32%. We think we have plenty of opportunities now that we have the goods in the stores to compete against those mom and pops to grow the market share in our existing markets. You know the name recognition everybody’s certainly on one page now, I hope it didn’t get lost in the prepared remarks, but we did our most recent track and trend studies last year nobody new what Rent-Way was, I mean it was very low on the radar screens of the name Rent-Way. Did it mean anything, did the marketing or advertising have any meaningful impact on consumers, right now in the markets we do business, where we are family advertising is the most recognized brand in the rent to own business. We spent a lot of money in the last 12 months driving that name with the we are family song including our employees and driving traffic to the stores, we now have to do what Bill just said, it’s execution in the field. We are giving the right product, the right price, we’re promoting, the stores are now well staffed, they’ve got the right headcounts in the stores, we’ve got to keep doing what we’ve done for the last six or seven months; executing at the store level.

Bill: And just as Bill just said it’s been a pleasure to watch this operations team get focused on executing whatever initiatives we put in front of them over the last year, and we’ve seen significant improvement in any kind of metric that we put out there to measure relative to those initiatives.

Bill: The fourth quarter was so strong in deliveries. Being up 17,000 deliveries in the fourth quarter, while pay out stayed flat. To have, you know, loose less than 500 agreements in the September quarter—if you all remember last year we told you we have a tough fourth quarter, we lost a lot of agreements; we lost a lot of market share last summer. We didn’t have the money to compete. We didn’t have the advertising to compete. We were living in a very, very uncertain time for our company with all of the legal issues that were surrounding us. This year that just didn’t exist and we went to battle and got back a heck of a lot of the market share that we lost last year.

Dennis: Bill do you know, for example, of the 17,000 deliveries that you made were those to customers, were those to prior customers that had just been not been renting for a year or so?

Bill: How many new customers did we grow in the quarter? That's the answer to the question it's right there; the fiscal year change - Bill: -- quarter over quarter we grew 900 customers this September quarter versus losing 12,000 at the quarter a year ago, Dennis.

Dennis: Yeah, I am curious of the 900 do you know how many are brand spanking new have never been a customer versus how many—I’m just wondering if you are recapturing lost customers?

Bill: I think we are. I don’t think we have a number here that I could you know, hand to you or a statistic but my guess is that that part of our business hasn’t changed. 70%, 75% of customers that walk in our stores have done business with us in the past. The business that we lost last year is not because customers choose to do business with Rent-Way they came into the doors and we didn’t have the product that they were accustomed to. We didn’t have the things the competition did. That’s not the case anymore. You know, again customer satisfaction Bill read us the numbers, you know they may sound like statistics that aren’t important but in this business it’s a neighborhood business, you are competing with the guy across the street, and when we have a top box 29% extremely satisfied compared to 20% last year, 9% increase in extremely satisfied and again, percentage points above our two largest competitors. I mean the percentage of our customers are extremely satisfied over others, and says that execution of satisfaction, having the products to meet them at the door, and then having said all of that what do the numbers say, and the numbers say we grew customers and we dramatically changed the agreement count in the stores compared to last year.

Dennis: Do you know how many of your 753 stores compete directly, i.e., within a mile or so of a Rent-A-Center? Bill: How many don't, that's probably - Dennis: -- or how many don't? Bill: I wouldn't have that off the top of my head, but we can certainly get that for you though. Dennis: Would you just estimate that it's virtually all of them or--

Bill: — virtually every store we have competes with a large competitor either Aaron’s or Rent-A-Center, I mean there’s a very precious few that don’t. I don’t want you to think we don’t have that data because we have the mind track data which you’ve got, you know, we can tell you how far every competitor in this company is from our stores. I just don’t know the count off the top of my head, but we frequently when we are talking to investors in environments like this we tell people we compete virtually everywhere, there’s no place we are all by ourselves.

Bill: About 295 less than a year ago, Dennis.

Dennis: Does that imply that most or a lot of the 295 that you sold to Rent-A-Center were the — I forget the name of it you’ll have made some many acquisitions, the one up in smaller areas?

Bill: No, no that’s not right. They were spread out all over and we had some big metropolitan areas that we just got out of all together.

Bill: They were $30,000 a month stores that were contributing about 2% operating income to the company. Dennis: Right but it was not that acquisition you made a couple of years ago that was located primarily in rural -

Bill: — no you are thinking of Rental King and that—I’m sorry Rent-A-Vision, and no it was not. It was some of those stores they were part of it, but it was pretty scattered.

Bill: The majority of those were--when you look at them from an acquisition base were home choice stores.

Dennis: Okay.

Bill: The fewest were probably from Rent-A-Vision acquisition.

Dennis: Okay, thanks everyone.

Operator: I am showing no further questions in the queue at this time sir.

Bill: Okay. Thank you all very much for joining in, and again as a follow up if you have any questions, want clarification on any information we’ve shared here this afternoon please don’t hesitate to call. Thank you.

Operator: This concludes today’s Rent-Way Fourth Quarter and Fiscal Year End Earnings Conference call you may now disconnect at this time.

      [END OF CALL]